Exhibit 5.1

Our ref	RDS/610333-000003/16427048v3
Direct tel	+852 2971 3046
Email	richard.spooner@maples.com

Origin Agritech Limited

No. 21 Sheng Ming Yuan Road

Changping District, Beijing

China 102206

16 April 2020

Dear Sirs

Origin Agritech Limited

We have acted as counsel as to British Virgin Islands law to Origin Agritech Limited (the "Company") in connection with the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the "Registration Statement"), filed with the Securities and Exchange Commission (the "Commission") under the U.S. Securities Act of 1933, as amended to date, relating to the offering (the "Offering") by the selling shareholders of the Company identified in the Registration Statement, namely Tiger Capital Fund SPC, Xue Cong Yan, Yu Liang Bing, Liu Jing and Oasis Capital, LLC (together, the "Selling Shareholders"), of up to an aggregate of 2,647,680 ordinary shares of no par value of the Company (the "Offer Shares").

We are furnishing this opinion as Exhibits 5.1 and 23.1 to the Registration Statement.

1	Documents Reviewed

We have reviewed originals, copies, drafts or conformed copies of the following documents:

1.1	The public records of the Company on file and available for public inspection at the Registry of Corporate Affairs in the British Virgin Islands (the "Registry of Corporate Affairs") on 14 April 2020, including the Company's Certificate of Incorporation and its Memorandum and Articles of Association (the "Memorandum and Articles").

1.2	The minutes of the meeting of the board of directors of the Company held on 3 January 2019 and 16 March 2020 (the "Resolutions").

1.3	A certificate of good standing with respect to the Company issued by the Registrar of Corporate Affairs dated 14 April 2020 (the "Certificate of Good Standing").

1.4	A certificate from a director of the Company, a copy of which is attached to this opinion letter as Annexure A (the "Director's Certificate").

1.5	The register of members of the Company maintained by Continental Stock Transfer & Trust, the share registrar of the Company, generated on 14 April 2020, a copy of which is attached to this opinion letter as Annexure B (the "Register of Members").

1.6	The Registration Statement.

2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the British Virgin Islands which are in force on the date of this opinion letter. In giving the following opinions we have relied (without further verification) upon the completeness and accuracy, as at the date of this opinion letter, of the Certificate of Good Standing, the Director's Certificate, and the Register of Members. We have also relied upon the following assumptions, which we have not independently verified:

2.1	Copy documents or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.2	All signatures, initials and seals are genuine.

2.3	All public records of the Company which we have examined are accurate and the information disclosed by the searches which we conducted against the Company at the Registry of Corporate Affairs is true and complete and such information has not since then been altered and such searches did not fail to disclose any information which had been delivered for registration but did not appear on the public records at the date of our searches.

2.4	Prior to the completion of the sale and transfer of the Offer Shares pursuant to the Offering, (i) not less than 1,250,000 ordinary shares of the Company will be allotted and issued by the Company to Oasis Capital, LLC ("Oasis Capital") or its nominee pursuant to and in accordance with the terms of the Equity Purchase Agreement dated 8 April 2020 between the Company and Oasis Capital (the "Oasis Capital Equity Purchase Agreement"), and (ii) Oasis Capital or its nominee will be entered into the Register of Members as the holder of such ordinary shares.

2.5	The Selling Shareholders (or their nominees) will be registered in the Register of Members as the holders of the Offer Shares immediately prior to completion of the sale and transfer of the Offer Shares pursuant to the Offering.

2.6	There is nothing under any law (other than the laws of the British Virgin Islands) which would or might affect the opinions set out below.

3	Opinions

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company is a company limited by shares registered with limited liability under the BVI Business Companies Act (as amended) (the "Act"), is in good standing at the Registry of Corporate Affairs, and is validly existing under the laws of the British Virgin Islands.

3.2	The allotment and issuance of the Offer Shares have been duly authorised, and:

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(a)	the 1,397,680 Offer Shares to be sold by the Selling Shareholders (other than Oasis Capital) have been legally issued and allotted, and are fully paid and non-assessable; and

(b)	upon (i) the allotment and issue of such shares by the Company, (ii) the registration of Oasis Capital as the holder of such shares in the Register of Members, and (iii) the payment of the subscription price therefor as set out in the Oasis Capital Equity Purchase Agreement, the 1,250,000 Offer Shares to be sold by Oasis Capital will have been legally issued and allotted, and will be fully paid and non-assessable.

3.3	The statements under the caption "Taxation" in the prospectus forming part of the Registration Statement, to the extent that they constitute statements of British Virgin Islands law, are accurate in all material respects and that such statements constitute our opinion.

4	Qualifications

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion letter or otherwise with respect to the commercial terms of the transactions the subject of this opinion letter.

Under section 42 of the Act, the entry of the name of a person in the register of members of a company as a holder of a share in a company is prima facie evidence that legal title in the share vests in that person. A third party interest in the shares in question would not appear. An entry in the register of members may yield to a court order for rectification (for example, in the event of inaccuracy or omission).

In this opinion the phrase "non-assessable" means, with respect to the issuance of shares, that a shareholder shall not, in respect of the relevant shares, have any obligation to make further contributions to the Company's assets (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstance in which a court may be prepared to pierce or lift the corporate veil.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In providing our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the Rules and Regulations of the Securities and Exchange Commission thereunder.

Yours faithfully

Maples and Calder (Hong Kong) LLP

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